COAL LEASE AGREEMENT

THIS LEASE AGREEMENT, made and entered into this the 11TH day of October, 1990, by and between George Robinson, hereinafter referred to as Lessor, of P. O. Box 49 Turkey Creek, Ky. 41510 and Gwenco, Inc., a Kentucky corporation, P.O. Box 372, Catlettsburg, Kentucky 41129, hereinafter referred to as Lessee.

W I T N E S S E T H

That for and in consideration of the sum of Ten Dollars ($10.00) cash in had paid, receipt of which is hereby acknowledged, and in consideration of the performance and observance of the terms, conditions, covenants, stipulations and agreements as hereinafter set forth to be kept, performed and observed by Lessee, the Party of the First Part, hereinafter sometimes referred to as Lessor, does hereby let and lease unto Lessee his one hundred percent (100%) undivided interest in the premises hereinafter described, for the period of time hereinafter set out, and hereby grants Lessee, as part of this lease, the exclusive right and privilege of mining and removing all the merchantable and minable coal owned by Lessor that can be mined and removed by any and all mining methods, including strip, auger and deep mining, from all seams of coal on those certain tracts or parcels of land situated in Pike County, Kentucky, located at Slaters Branch, Ky (herein called "leased premises") and more particularly described as follows:

TRACT NO. 1

A certain tract or parcel of land Tract No. 11, beginning at a stake at back side of bottom corner of Fannie Runyon's tract and

GR WSW

with her line N 88 E 26 poles to a water birch at the river; N 4 W 4 4/5 poles to a stake, W 1 pole to the north side of an elm tree 40 inches in diameter, same course 24 3/4 poles to a stake at the foot of the hill S 11 W 2 4/5 poles to a stake, N 80 W 10 poles to a sycamore same course 38 2/5 poles to a rock and black oak on a point S 31 1/2 E 13 2/5 poles to a chestnut oak, S 36 E 25 poles to a stake corner to Thomas Slater's tract and with his line N 48 1/2 E 21 poles to a stake at foot of hill; N 87 feet to a stake, N 2 1/2 E 108 feet to a stake, N 11 1/2 E 87 feet to the beginning, containing 5 1/2 acres as shown on map of surveyor's report in said case. Lying and being in Pike County near the mouth of Bob Branch, a tributary of Tug River.

And being the same property conveyed to James H. Robinson by Wayne Smith, recorded in Deed Book 93, Page 468, Pike County Clerk's Office. And further being the same property conveyed to George David Robinson by Douglas M. Neace, et al. through Hugh B. Hall, Jr., Master Commissioner by Commissioner's Deed recorded in the aforesaid Clerk's Office in Deed Book No. 623 at Page 244.

TRACT NO. 2

Beginning at the North side of an elm tree 40 inches in diameter E 1 pole to the river, N 4 E 4 4/5 poles to a stake at river corner to Esther Robinson's tract, N 88 1/2 W 21 4/5 poles to south end of a large rock at foot of hill, N 75 W 13 4/5 poles to a Hackberry same course, 46 poles to a small black oak on a point, S 25 E 12 poles to a hickory S 16 1/2 E 4 3/5 poles to a rock and black oak corner to Sophia Alley's tract, S 80 E 38 2/5 poles to a sycamore same course 10 poles to a stake N 11 E 2 4/5 poles to a stake, E 24 2/5 poles to the beginning, containing 4 2/3 acres as shown on plat filed in this course with the Commissioner's report. Lying and being in Pike County near the mouth of Bob Branch, a tributary of Tug River.

And being the same property conveyed to James H. Robinson by Effie Alley and recorded in Deed Book 93, Page 470, in the Pike County Clerk's Office. And further being the same property conveyed to George David Robinson by

GR WSW

Douglas M. Neace, et al. through Hugh B. Hall, Jr., Master Commissioner by Commissioner's Deed recorded in the aforesaid Clerk's Office in Deed Book No. 623 at Page 244.

Subject only to those rights and privileges herein granted to Lessee, Lessor hereby EXCEPTS and RESERVES the entire ownership and control of the surface of the leased premises.

THE FOLLOWING ARE THE TERMS, CONDITIONS, COVENANTS AND STIPULATIONS OF THIS LEASE AGREEMENT:

(1) T E R M

This lease shall become effective on and as of the date hereof and shall continue for an initial term of Five (5) years and shall be automatically renewable at the end of such initial Five (5) year term, by the payment of the minimum royalty described below, for additional One (1) year terms until all the minable and merchantable coal is removed from the leased premises, and thereafter so long as Lessee shall have need of the leased premises or any part thereof for the mining or transporting or processing or handling of coal from other lands or leaseholds, unless otherwise terminated as hereinafter provided. Lessee shall have the right and obligation, at the termination of this lease for any reason, to enter upon the leased premises for the purpose of reclaiming areas that must be reclaimed un the state or federal law by virtue of Lessee's mining activities on the leased premises and otherwise complying with the requirements of any local, state or federal law, rule, regulation or ordinance.

GR WSW

It is understood that Lessee may conduct mining operations hereunder in connection with operations on nearby lands and that Lessee shall have the sole discretion to determine from time to time the timing of operations hereunder. This lease shall not be forfeited or cancelled for failure on the part of Lessee to commence exploration, development, or mining operations on the leased premises or to diligently prosecute mining operations once such operations have been commenced or to mine any coal which Lessee deems not to be minable and merchantable, it being expressly understood that the payment of the minimum royalty hereunder fully compensates Lessor for any such failure.

(2) R O Y A L T I E S

The Lessee shall pay to Lessor royalties on all coal mined and removed from the leased premises by mining methods of One Dollar and Fifty Cents ($1.50) per ton of 2,000 pounds of clean coal.

Lessee shall pay to Lessor, on or before the effective date of this lease, a minimum royalty of Five Thousand Dollars and No Cents ($5,000.00) for the initial Five (5) year term of this lease. In addition, the Lessee shall pay to Lessor, a minimum royalty of One Thousand Dollars and No Cents ($1,000.00) per year for each and every year, after the initial Five (5) year term, that this lease remains in effect, which shall be payable in advance on or before the first day of the sixth lease year and the first day of each lease year thereafter. All minimum royalty payments made hereunder shall be fully recoupable against tonnage royalties that would otherwise be due and payable to Lessor

GR WSW

hereunder.

The Lessee shall keep accurate records of all coal mined and removed from the leased premises and shall maintain copies of all weight records, whether scale weights or railroad weights, of coal mined from the leased premises, and the Lessor or his duly designated agent shall have the right to inspect said records upon reasonable notice during business hours, and the Lessee agrees to report all coal mined and removed during any one calendar month by the 30th day of the succeeding month for all coal mined and removed during the preceding calendar month.

(3) M I N I N G   M E T H O D S

The Lessee agrees to pursue a plan of mining in accordance with a plan projected by a competent engineer and to conduct the mining in a workmanlike manner and in accordance with modern and approved mining methods in adherence to the laws and regulations applicable thereto made or promulgated by the State of Kentucky, the United States of America, or any of their respective administrative agencies.

It is further agreed that the Lessor shall have the right at any and all times to enter on the leased premises and to inspect the mine(s) and mine workings and shall have the right to make measurements and surveys on the inside of the operations at any time he may desire to do so at his own expense, but not to interfere with mining activities.

It is further agreed that the Lessee shall, during the term of this lease, have the right to exercise all of the mining and surface and other rights in and to and appurtenant to and

GR WSW

connected with the leased premises which Lessor now has or which Lessor has a right to lease or let. Such rights shall include, but not be limited to, use of stone, water, gravel, sand, clay, and the timber measuring less than fourteen inches in diameter two feet from the ground at the time it is cut.

It is also understood that the Lessor will be notified when mining begins on the said property and that the Lessor will be furnished a copy of up-to-date Mine Maps every six (6) months showing all coal mined and removed.

(4) T A X E S

The Lessee agrees to pay those taxes and assessments against mine equipment or improvements placed on the leased premises by Lessee and the Lessor agrees to pay all other taxes assessed against the real or personal property, including the coal or other minerals thereon or therein.

(5) I N S U R A N C E

The Lessee agrees to purchase the full amount of liability insurance that the State and Federal mine law requires covering bodily injury.

(6) R I G H T S TO R E M O V E E Q U I P M E N T

The Lessor agrees that upon termination of this lease, the Lessee shall have the right to remove any and all equipment or improvements placed upon the leased premises by the Lessee provided all the royalties and taxes required to be paid by the Lessee shall have been paid in full up to that time.

GR WSW

(7) L I E N

The Lessor shall have a lien upon all property of every kind and character belonging to the Lessee and placed upon or used in connection with the mining operations conducted under the lease now or in the future, to secure payment of any and all royalties and taxes herein provided to be paid by the Lessee; provided, however, that any such lien shall be subordinated to any lien for purchase money of equipment or machinery purchased by the Lessee and placed upon the leased premises.

(8) T E R M I N A T I O N

It is mutually understood and agreed that upon the failure on the part of the Lessee to pay any installment of royalties herein provided for or to perform any other covenant or condition herein set forth for a period of ninety (90) days after the same become due, the Lessor shall have the right to terminate and cancel the same and no forbearance or failure to declare a forfeiture or to enter upon or repossess the leased premises on the part of the Lessor shall in any way waive this provision or prevent the cancellation or termination of this lease, and it is further understood and agreed that this right shall be exercised by the Lessor by giving notice in writing of his intention to declare a forfeiture, and unless the royalties in arrears are paid or other breach of covenants has been remedied within thirty (30) days after the giving of such notice, then this lease shall become terminated and void.

Lessee shall have the option to terminate this lease at any

GR WSW

time by giving Lessor notice to that effect at least thirty (30) days prior to the date of termination.

(9) PARTIES BOUND

All of the terms, provisions and conditions of this lease shall be binding upon the parties hereto, their successors, heirs or assigns whether specifically so stated or not, except as provided in paragraph eleven (11) hereof.

(10) ASSIGNMENT

It is mutually understood and agreed that this lease may be assigned or subleased provided that any assignee or sublessee shall assume any and all obligations as set forth hereinafter.

(11) WARRANTY

The Lessor covenants that the Lessee shall have quiet and peaceful possession of the leased premises during the term of this lease and any extension thereof and fully warrants the title thereto in fee simple absolute including all coal therein or thereon, provided however, that this warranty does not extend to or include any warranty as to the quantity or quality of the coal covered by this lease, and that the same is subject to any and all existing easements for pipe lines, power lines, or other utilities now in existence or which may be hereinafter created that do not unreasonably interfere with the rights of the Lessee.

(12) WHEELAGE RIGHTS

For the same consideration, the Lessor grants unto the

GR WSW

Lessee the right to haul coal over or under the leased premises or through underground haulways during the existence of this lease, which the Lessee may mine and remove from adjacent or neighboring property owned or controlled by the Lessee, and to store refuse from any coal produced by Lessee on, and in the workings and passageways in, the leased premises.

(13) SUBJACENT SUPPORT, ETC.

Lessee may mine coal on the leased premises without liability for any injury to the surface of the leased premises or to any strata or coal seam or other mineral deposit or for depriving the surface or any strata or coal seam or other mineral deposit in the leased premises of lateral or subjacent support.

IN WITNESS WHEREOF, the parties have hereunto subscribed their names this day and year first above written.

LESSOR:

George Robinson
George Robinson

LESSEE:

GWENCO, INC.
By William S. Whitson
Its Sec/Tres.

GR WSW

STATE OF KENTUCKY,
COUNTY OF PIKE:

The foregoing Coal Lease Agreement was this day produced before me in my above State and County by George Robinson, and was acknowledged by said George Robinson to be his free act and deed.

WITNESS my hand this 11th day of October, 1990.

My commission expires My Commission Expires Jan. 19, 199_.

Paul A. Slater
Notary Public

(NOTARIAL SEAL)

STATE OF KENTUCKY,
COUNTY OF Pike:

The foregoing Coal Lease Agreement was this day produced before me in my above State and County by William S. Whitson the Secretary of Gwenco, Inc., and was acknowledged by said William S. Whitson to be the free act and deed of said corporat[illegible].

WITNESS my hand this 11th day of October, 1990.

My commission expires My Commission Expires Jan. 19, 199_.

Paul A. Slater
Notary Public

(NOTARIAL SEAL)

This instrument prepared by:
L. Frederick Williams, Jr.
Huddleston, Bolen, Beatty, Porter & Copen
P.O. Box 2185
Huntington, West Virginia 25722

L. Frederick Williams, Jr.

GR WSW